CODE OF ETHICS

Westwood Holdings Group, Inc.
Westwood Management Corp.
Westwood Trust
Westwood Advisors, LLC
Westwood International Advisors Inc.

I. INTRODUCTION

The purpose of this Code of Ethics is to promote honest and ethical conduct, focus the Board of Directors and management of Westwood Holdings Group, Inc. ("WHG") and its subsidiaries on areas of ethical risk, provide guidance to directors, officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to preserve the culture of honesty and accountability at the Company.

This Code of Ethics establishes rules of conduct for persons who are associated with the companies named above or with the registered investment companies for which such companies provide investment advisory or principal underwriter services. The Code governs their personal investment and other investment-related activities and is designed to prevent violations of the applicable federal securities laws.

The basic rule is very simple: Put the client's interests first. The rest of the rules elaborate this principle. This Code is intended to assist the Companies in fulfilling their obligations under the law. Article II lays out to whom the Code applies, Article III deals with personal investment activities,
Article IV deals with other sensitive business practices, and subsequent parts deal with reporting and administrative procedures.

The Code is very important to the Companies and their employees. Violations can not only cause the Companies embarrassment, loss of business, legal restrictions, fines and other punishments, but for employees can lead to demotion, suspension, termination, ejection from the securities business, and large fines.

Annually, each Covered Person will receive a copy of this Code and any amendments thereto and will provide the Compliance Officer with a written acknowledgment of their receipt.

II. APPLICABILITY

     (A)  The Code applies to each of the following:

          1. The Companies named or described at the top of page one of the Code and all entities that are under common management with these Companies or otherwise agree to be subject to the Code ("Affiliates").


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          2.   Any officer, employee-director or employee of any Company or
               Affiliate.

     (B)  DEFINITIONS

          1. CLIENTS. Investment advisory accounts maintained with any of the Companies or Affiliates by any person, other than Covered Person Accounts.

          2. COMPANIES. The companies named or described at the top of page one of this Code.

          3. COMPLIANCE OFFICER. The person designated as WHG's Chief Compliance Officer.

          4. COVERED PERSONS. The Companies and the persons described in item A(1) and A(2) above.

          5. COVERED PERSON ACCOUNT. Includes all advisory, brokerage, trust or other accounts or forms of direct beneficial ownership in which one or more Covered Person and/or one or more members of a Covered Person's immediate family have a substantial proportionate economic interest excluding employee 401K provider accounts (currently MBM Advisors) and any accounts with Westwood Trust fbo the employee or their immediate family. Immediate family includes a Covered Person's spouse and minor children and any family member living in the same household as the Covered Person. A substantial proportionate economic interest will generally be 10% of the equity in the account in the case of a Covered Person and 25% of the equity in the account in the case of all Covered Persons in the aggregate whichever is first applicable. Investment partnerships and similar indirect means of ownership other than registered open-end investment companies are also treated as accounts.

               As an exception, accounts in which one or more Covered Persons and/or their immediate family have a substantial proportionate interest which are maintained with persons who have no affiliation with the Companies and with respect to which no Covered Person has, in the judgment of the Compliance Officer after reviewing the terms and circumstances, any direct or indirect influence or control over the investment or portfolio execution process are not Covered Person Accounts (a "Managed Account").

               As a further exception, bona fide error accounts of the Companies and the Affiliates are not Covered Person Accounts.


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          6.   EXECUTIVE MANAGER. The CEO/President, Chief Investment Officer
               of Westwood Holdings Group, Inc., or the senior operating person of Westwood International Advisors Inc.

          7. FUND CLIENTS. Clients that are the private funds and the registered investment companies or series thereof.

          8. PORTFOLIO MANAGERS. Covered Persons who are principally responsible for investment decisions with respect to any Westwood Strategies.

          9. SECURITY. Any financial instruments treated as a security for investment purposes and any related instruments such as futures, forward or swap contracts entered into with respect to one or more securities. However, the term Security does not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, or units of bank regulated commingled funds.

          10. WESTWOOD STRATEGY. Products managed and controlled by Westwood Management Corp. and Westwood International Advisors.

III. RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

     (A)  BASIC RESTRICTION ON INVESTING ACTIVITIES

          If a Security is owned in any Westwood Strategy, such Security or any related Security (such as an option, warrant or convertible security) may not be purchased or sold for any Covered Person Account subject to the previously owned related Security exception set forth in paragraph
          (B) and permitted exceptions set forth in paragraph (G) below. If a Covered Person owns a Security that is subsequently purchased in any Westwood Strategy, the Covered Person may not sell such Security until it is sold out of all Westwood Strategies subject to the permitted exceptions set forth in paragraph (G) below. If a purchase or sale order is pending for any Westwood Strategy by any Company or Affiliate, any request to purchase or sell such Security or any related Security (such as an option, warrant or convertible security) for a Covered Person Account will be denied. If a Security is under active consideration for purchase in any Westwood Strategy by any Company or Affiliate, any request to purchase or sell such Security or any related Security (such as an option, warrant or convertible security) for a Covered Person Account may be denied at the discretion of the Compliance Officer and the Executive Manager.


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     (B)  INVESTMENTS OWNED PRIOR TO EMPLOYMENT

          If a Security is owned by a Covered Person when such person becomes a new employee, such Covered Person will have two weeks from their date of employment to decide whether or not they want to sell their position in the Security. After this two week window, all future transactions in such Security will be subject to paragraph (A).

          In the case of a related Security (such as an option, warrant or convertible security) that is owned by a Covered Person when such person becomes a new employee, the Covered Person may not exercise/convert such related Security if a purchase or sale order is pending for any Westwood Strategy by any Company or Affiliate. If the Security is under active consideration for purchase or sale in any Westwood Strategy, any request to exercise/convert a related Security may be denied at the discretion of the Compliance Officer and the Executive Manager.

     (C)  INITIAL PUBLIC OFFERINGS

          No Security or related Security may be acquired in an initial public offering for any Covered Person Account.

     (D)  BLACKOUT PERIOD

          No Security or related Security may be bought, sold or exercised for any Covered Person Account during the period commencing three (3) business days prior to and ending three (3) business days after the purchase or sale (or entry of an order for the purchase or sale) of that Security or any related Security for the account of any Client.

     (E)  SHORT-TERM TRADING

          No shares of WHG stock or any Security or related Security that is held within a Westwood Strategy may, within a 60-day period, be bought and sold or sold and bought at a profit for any Covered Person Account. For the purpose of the short-term trading restriction, the expiration of an option within 60 days of the initial purchase or sale is not considered a sale of a Security.

     (F)  EXEMPT TRANSACTIONS

          The following transactions are exempt from the restrictions set forth in paragraphs (A), (B) and (D) above and do not require pre-clearance under paragraph (H) below:


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               1.   Participation in an ongoing automatic investment plan
                    including 401K plans or an issuer's dividend reinvestment or stock purchase plan;

               2. Participation in any transaction over which no Covered Person had any direct or indirect influence or control, involuntary transactions (such as mergers, inheritances, gifts, etc.);

               3. Shares of registered open-end investment companies other than shares of investment companies advised or sub-advised by the Companies;

               4. Securities transactions processed for a Covered Person Account that has been formed for the sole purpose of product development;

               5.   Non-convertible fixed income Securities rated at least "A";
                    and

               6.   Municipal Securities.

     (G)  PERMITTED EXCEPTIONS

           Purchases and sales of the following Securities for Covered Person Accounts are exempt from the restrictions set forth in paragraphs
           (A), (C) and (D) above if such purchases and sales comply with the preclearance requirements of paragraph H) below:

               1. DE MINIMIS trades of any Security or related Security (such as an option, warrant or convertible security) that is owned in a Westwood Strategy, subject to the following parameters:

                    a. The company being invested in must have a common equity market capitalization greater than $5 billion USD;

                    b. The maximum value of each purchase or sale of a security is $5,000 USD;

                    c. Covered Persons are limited to a maximum of 5 such DE MINIMIS trades per month; and

                    d. Subject to these parameters, a Covered Person may sell a Security that is owned in a Westwood Strategy or buy a security that Westwood is selling out of a Strategy; however, a Covered Person cannot take a position contrary to the position taken in a Westwood Strategy (e.g. cannot short a stock or hold a long PUT position in a stock where Westwood holds long position in the stock).


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               2.   Shares of registered open-end investment companies advised or sub-advised by the Companies (i.e. affiliated mutual funds). For reference, a list of affiliated mutual funds is attached as Exhibit A.

               3.   Exchange traded funds.

                    In addition, the exercise of rights that were received pro rata with other security holders is exempt if the preclearance procedures are satisfied.

     (H)  PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

           No Security or related Security (such as an option, warrant or convertible security) may be bought, sold or exercised for a Covered Person Account unless (i) the Covered Person obtains prior approval from an Executive Manager and the Compliance Officer, or in the absence of the Compliance Officer, from a designee of the Compliance Officer; (ii) the approved transaction is completed on the same day or within two (2) business days after approval is received; and (iii) the Compliance Officer or an Executive Manager does not rescind such approval prior to execution of the transaction. (See paragraph (J) below for details of the Pre-Clearance Process.)

     (I)  PRIVATE PLACEMENTS

           The purchases or sale of Securities that are not publicly traded will not be approved unless the Covered Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person's activities on behalf of any Client) and the Compliance Officer and an Executive Manager conclude, after consultation with one or more of the relevant Portfolio Managers, that the Companies would have no foreseeable interest in investing in such Security or any related Security for the account of any Client.

     (J)  PRE-CLEARANCE PROCESS

          1. No Security may be purchased or sold for any Covered Person Account unless the particular transaction has been approved in writing by an Executive Manager and the Compliance Officer, or in the absence of the Compliance Officer, a designee of the Compliance Officer. The Compliance Officer shall review, not less frequently than weekly, confirmations from brokers to assure that all transactions effected for Covered Person Accounts are effected in compliance with this Code.


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          2.   Covered Persons must direct brokerage and other firms with which they have Covered Person Accounts to furnish to the Compliance Officer on a timely basis duplicate copies of confirmations of, and account statements concerning, all personal Securities transactions or to allow an electronic feed of such statements and confirmations to SchwabCT (formerly known as Compliance11), Westwood's online automated compliance application.

          3. An electronic pre-clearance request must be submitted through SchwabCT, and an emailed notification of pre-clearance must be received prior to entry of an order. If an employee cannot enter an electronic pre-clearance request through SchwabCT for any reason, a preclearance request can be made by completing and submitting a Trading Approval Form, attached as Exhibit B, to the Compliance Officer (or a designee of the Compliance Officer) for approval by the Compliance Officer or designee and an Executive Manager prior to entry of an order.

          4. After reviewing the proposed trade and the level of potential investment interest on behalf of Clients in the Security in question, the Compliance Officer and an Executive Manager shall approve (or disapprove) a pre-clearance request on behalf of a Covered Person as expeditiously as possible. Transactions described in paragraph (G) above will generally be approved unless it is believed for any reason that the Covered Person Account should not trade in such Security at such time.

          5. Once a Covered Person's pre-clearance request is approved, the transaction must be executed within two (2) business days after receiving approval ("Approved Period"). If the Covered Person's trading order request is not approved, or is not executed within the Approved Period, the clearance lapses, although such trading order request may be resubmitted after such lapse. An exception to this rule applies when pre-clearance is requested for a transaction in WHG stock during an open Trading Window, in which case the pre- clearance remains effective throughout the Trading Window and expires when either the requested number of shares has been executed or the Trading Window closes.

          6. Trading pre-clearance approval for the Compliance Officer must be obtained from the General Counsel and an Executive, and trading pre-clearance approval for an Executive Manager must be obtained from the Compliance Officer and a different Executive Manager.

          7. The Compliance Officer shall review all pre-clearance requests, all initial, quarterly and annual disclosure certifications and the trading


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               activities on behalf of all Westwood Strategies with a view to ensuring that all Covered Persons are complying with the spirit as well as the detailed requirements of this Code.

IV. OTHER INVESTMENT-RELATED RESTRICTIONS

     (A)  CONFLICTS OF INTEREST

          Covered Persons are prohibited from engaging in any activity, practice, or act which conflicts with, or appears to conflict with, the interests of the Companies, its customers, or vendors. Covered Persons are required to fully disclose any potential conflict of interest to your supervisor/manager.

          A conflict of interest exists when you, knowingly or unknowingly, engage in any activity that may compromise you, another employee, or the Company in its relationship with a customer, vendor, or competitor.

          1. GIFTS & ENTERTAINMENT. Potential conflicts of interest with a customer, vendor, or competitor may include soliciting business for personal gain, accepting gifts other than those of nominal value (not more than $100), or requesting favors, discounts, or services.

               a. Gifts: No Covered Person shall accept any gift or other item of more than $100 in value from any Client, competitor, or any person or entity that does business with or on behalf of any Client. If you are offered, receive, or anticipate receiving something of value from any of the named entities, you must disclose the matter to your supervisor/manager;

               b. Entertainment: Covered Persons shall report accepted offers of entertainment (dinners, sports/concert events) from any person or entity that does business with or on behalf of any Client;

               c. Reporting of gifts and entertainment offers shall be made through SchwabCT; and

               d. Westwood's Compliance Department (in conjunction with all employees servicing clients) shall track all gifts and entertainment, if any, offered to and accepted by Taft-Hartley Clients.

               e. Gifts Given: Covered Persons shall report all gifts or other items of value given to any client, competitor, vendor or any person or entity with or acting on behalf of any client in all instances where such Covered Persons, acting in their


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                    capacity as a representative of the Companies, shall give
                    any gifts or other items of more than $100 in value.

               f. Entertainment Given: Covered Persons shall report all offers of entertainment accepted by any client, competitor, vendor or any person or entity with or acting on behalf of any client in all instances where such Covered Persons are acting in their capacities as representatives of the Companies.

          2. SERVICE AS A DIRECTOR. No Covered Person shall commence service on the Board of Directors of a publicly traded company, or any company with which the Companies do or may do business, or any company in which any Westwood strategy has an interest without prior authorization from the Compliance Officer based upon a determination that the Board service would not be inconsistent with the interests of the Clients or in violation of this Code or the Company's Code of Business Conduct.

     (B)  SEC Pay-to-Play Rule -- Political Contributions

          Covered Persons are permitted to make political contributions to elected officials, candidates, and others in a manner that is consistent with regulatory requirements and Westwood's Policies & Procedures Manual (collectively, our "Pay-to-Play Rules"). All Covered Persons are considered "Covered Associates" as defined under applicable laws and, therefore, are subject to our Pay-to-Play Rules.

          It is never appropriate to make or solicit political contributions or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our policy is to restrict, monitor, and require prior approval of any political contributions.

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          1.   Every Covered Person who is newly hired must provide information to the Compliance Officer no later than 30 days after his or her date of hire regarding any political contributions made within the preceding two years of his or her date of hire.

          2. Prior to accepting a new advisory client that is a government entity, the Compliance Officer or designee will review any political contributions made by Covered Persons.

          3. No political contribution may be made by any Covered Person unless the contribution has been approved by the Compliance Officer or designee in advance.

          4. An electronic pre-clearance request must be submitted through SchwabCT (including the name and title of the recipient, the amount, and the anticipated date of the contribution), and an emailed notification of pre-clearance must be received before the contribution is made.

          5. After reviewing the proposed contribution to the candidate and the level of potential involvement Westwood may have with such candidate or a government entity with which such candidate is or may become affiliated, the Compliance Officer shall approve (or disapprove) a pre-clearance request as expeditiously as possible. Proposed contributions will generally be approved unless it is believed for any reason that the Covered Person's contribution may currently or in the future violate the Pay-to-Play Rules.

          6. Contribution pre-clearance approval for the Compliance Officer must be obtained from the General Counsel.

          7. On an annual basis, Covered Persons must submit disclosure certifications regarding their political contributions and must ensure that all required information (including the name and title of each recipient, the amount, and the exact date each contribution was ultimately made) is disclosed.

     (C)  DISCLOSURE OF CONFLICTS

          Full disclosure to your supervisor/manager of any potential conflict of interest is required as soon as such potential conflict is discovered. If you believe that unusual circumstances justify your engaging in an activity that may result in a conflict of interest, you may request in writing that the Compliance Department review the situation and grant an exception in consultation with your supervisor/manager.


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V. REPORTS AND ADDITIONAL COMPLIANCE PROCEDURES

     (A)  QUARTERLY TRANSACTION REPORTS

          Every Covered Person must submit a quarterly transaction affirmation through our online compliance system, SchwabCT, containing the information set forth in paragraph (A)2 below with respect to transactions in any Security in which such Covered Person has or by reason of such transactions acquires, any direct or indirect beneficial ownership (as defined in Exhibit C) in the Security; and with respect to any account established by the Covered Person in which any Securities were held for the direct or indirect benefit of the Covered Person subject to the exceptions listed below in paragraph
          (B).

          1. The Transaction Report must be submitted to the Compliance Officer no later than 30 days after the end of the calendar quarter in which the transaction or account to which the report relates was effected or established, and the report must contain the date that the report is submitted.

          2.   A Transaction Report must contain the following information:

               a. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and the principal amount of each Security involved;

               b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               c.   The price at which the transaction was effected;

               d. The name of the broker, dealer or bank with or through whom the transaction was effected; and

               e.   The date the Covered Person submits the report.

          3. This report must contain the following information with respect to accounts established:

               a. The name of the broker, dealer or bank with whom the account was established; and

               b.   The date the account was established.


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          4.   In addition to the quarterly transaction affirmation, employees with Managed Accounts will be required to submit a certification that they have fully delegated investment responsibility to a third party.

     (B)  TRANSACTION REPORT EXCEPTIONS

          A Covered Person is not required to submit a report in the following instances:

          1. A Covered Person need not make a report with respect to any transactions effected for, and Securities held in, any account over which such person does not have any DIRECT OR INDIRECT INFLUENCE or control; and

          2. A Covered Person need not make a report with respect to any transactions effected pursuant to an automatic investment plan (this includes dividend reinvestment plans).

     (C)  OWNERSHIP ADMISSION

          Any report submitted to comply with the requirements of this Article V may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect benefit ownership in the Security to which the report relates. A person need not make any report under this Article V with respect to transaction effected for, and Securities held in, any account over which the person has no direct or indirect influence or control.

     (D)  INITIAL HOLDINGS REPORT

          No later than 10 business days after beginning employment with any of the Companies or Affiliates or otherwise becoming a Covered Person, each Covered Person must submit an Initial Holdings Report (Exhibit D) containing the following information:

          1. The title, number of shares and principal amount of each Security in which the Covered Person had any direct or indirect beneficial ownership when the person became a Covered Person;

          2. The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any Securities were held for the direct or indirect benefit of the Covered Person as of the date the person became a Covered Person; and

          3.   The date that the report is submitted.


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     (E)  ANNUAL CERTIFICATION & ANNUAL HOLDINGS REPORT

          1. Annually, each Covered Person must certify that he or she has read and understood the Code and recognizes that he or she is subject to such Code. A Covered Person's initial Code of Ethics certification will be submitted either on the form attached as Exhibit E, or through SchwabCT. All other certifications will be submitted through SchwabCT.

          2. In addition, each Covered Person must certify on an annual basis that he or she has disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code and that he or she is not subject to any regulatory disability described in the annual certification form.

          3. On an annual basis, each Covered Person must submit an Annual Holdings Report. All Annual Holdings Reports will be submitted through SchwabCT. The report will contain the following information (which information must be current as of a date no more than 30 days before the report is submitted):

               a. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security in which the Covered Person had any direct or indirect beneficial ownership;

               b. The name of any broker, dealer or bank with whom the Covered Person maintains an account in which any Securities are held for the direct or indirect benefit of the Covered Person; and

               c.   The date that the report is submitted.

     (F)  DUPLICATE BROKERAGE STATEMENTS IN LIEU OF REPORTS

           A Covered Person will be deemed to have complied with the QUARTERLY transaction report requirements of this Article V insofar as the Compliance Officer receives in a timely fashion either duplicate monthly or quarterly brokerage statements on which all transactions required to be reported hereunder are described or an electronic feed of such statements and confirmations through SchwabCT.

     (G)  Reporting of Violations

          1. Violations of the Code of Ethics must be promptly reported to the Compliance Officer.


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               a.   Anonymous reporting is acceptable; and

               b. All violations will be reviewed by the Trade Monitoring and the Compliance Committee.

     (H)  BOARD REPORT

          At least annually (or quarterly in the case of Items 4 and 5 below), each of the Companies that has a Fund Client or that provides principal underwriting services for a Fund Client, shall, together with each Fund Client, furnish a written report to the Board of Directors of the Fund Client that:

          1. Describes any issues arising under the Code since the last report;

          2. Certifies that Companies have developed procedures concerning Covered Persons' personal trading activities and reporting requirements relevant to such Fund Clients that are reasonably necessary to prevent violations of the Code;

          3. Recommends changes, if any, to the Fund Clients' or the Companies' Codes of Ethics or procedures;

          4. Provides a summary of any material or substantive violations of this Code by Covered Persons with respect to such Fund Clients which occurred during the past quarter and the nature of any remedial action taken; and

          5. Describes any material or significant exceptions to any provisions of this Code of Ethics as determined under Article VI below.

          The Compliance Officer shall notify each employee of any of the Companies or Affiliates as to whether such person is considered to be a Covered Person and shall notify each other individual that is considered to be a Covered Person.

VI.  SANCTIONS

     Upon discovering that a Covered Person has not complied with the requirements of this Code, the Board of Directors of the relevant Company or of the relevant Fund Client, whichever is most appropriate under the circumstances, may impose on that person whatever sanctions the Board deems appropriate, including, among other things, disgorgement of profit, censure, suspension, or termination of employment. Material violations of requirements of this Code by employees or Covered Persons and any sanctions imposed in connection therewith shall be reported not less

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frequently than quarterly to the Board of Directors of any relevant Company or
Fund Client, as applicable.

VII. EXCEPTIONS

     (A) The Trade Monitoring Compliance Committee (the "TMCC") of the Companies, which consists of the Chief Executive Officer, Compliance Officer, and General Counsel, reserves the right to grant, on a case-by-case basis, exceptions to any provisions under this Code that would not be violations of Rule 204A-1. Any exceptions made hereunder will be maintained in writing by the TMCC.

     (B) Personal Trading. Requests for exceptions to the personal investing restrictions set forth in Article III of this Code must be submitted in writing to the Compliance Officer along with any Trading Approval Form required for the transaction. Following are guidelines that the TMCC will consider when reviewing requests for personal trading restriction exceptions:

          1. Access to research/analyst information: an employee requesting an exception should have little or no access to research/analyst information;

          2. De minimis trade: if an employee requests an exception for a transaction in a security that is held in a Westwood Strategy, the transaction must, in the opinion of the Compliance Officer, be a de minimis trade, i.e. a small number of shares in a security with a large market cap and a high average trading volume that is not likely to adversely affect the price of the security; or

          3. Expiration of stock options: the exercise of stock options granted by a previous employer that are about to expire.

VIII. PRESERVATION OF DOCUMENTS

     This Code, a copy of each report by a Covered Person, a record of any violation of this Code and any action taken as a result of the violation, a record of all written acknowledgments for each Covered Person, any written report made hereunder by the Companies or the Compliance Officer, lists of all persons required to make reports, a list of any exceptions, and the reasons therefor, with respect to Article III, and any records with respect to transactions pursuant to Article III above, shall be preserved with the records of the relevant Company and any relevant Fund Client for the period required by Rule 204A-1 and Rule 17j-l.

IX. OTHER LAWS, RULES AND STATEMENTS OF POLICY

     Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such person adopted by the Companies, the Affiliates or the Fund Clients.

     All activities of the Company must be conducted in full compliance with all applicable laws and regulations. Senior management should be informed regarding all matters pertinent to the Company's position regarding such laws and regulations. The Company expects all employees to follow the spirit as well as the letter of the law. In addition, Covered Persons are expected to fully comply with the Company's Amended and Restated Insider Trading Policy that prohibits illegal insider trading and the use of material non-public information. All employees are expected to cooperate fully with the Company's internal and outside auditors, attorneys, and regulatory examiners.

X.   FUTURE INFORMATION

     If any person has any question with regard to the applicability of the provisions of this Code generally or with regard to any Securities transaction or transactions, they should consult the Compliance Officer.

ADOPTED JULY 27, 2016

                                                                       EXHIBIT A

LIST OF AFFILIATED MUTUAL FUNDS

Affiliated mutual funds:

Westwood LargeCap Value Fund -- WHGLX & WWLAX
Westwood SMidCap Fund -- WHGMX
Westwood SMidCap Plus Fund -- WHGPX
Westwood SmallCap Value Fund -- WHGSX
Westwood Dividend Growth Fund -- WHGDX
Westwood Income Opportunity Fund -- WHGIX & WWIAX
Westwood Short Duration High Yield Fund -- WHGHX & WSDAX
Westwood Emerging Markets Fund -- WWEMX & WWEAX
Westwood Global Equity Fund -- WWGEX
Westwood Global Dividend Fund -- WWGDX
Westwood Opportunistic High Yield Fund -- WWHYX
Westwood MLP & Strategic Energy Fund -- WMLPX
Westwood Investment Funds plc -- Westwood Emerging Markets Fund (UCITS) Westwood Investment Funds plc -- Westwood Strategic Global Convertibles Fund
  (UCITS)
Westwood Investment Funds plc -- Westwood Emerging Markets Plus Fund
  (UCITS)
Teton Westwood Equity Fund
Teton Westwood Balanced Fund
Teton Westwood Intermediate Bond Fund
National Bank Westwood Emerging Markets Fund (Canada)
National Bank Westwood Emerging Markets Plus Fund (Canada)
National Bank Westwood Global Equity Fund (Canada)
National Bank Westwood Global Dividend Fund (Canada)
Optimum Small-Mid Cap Value Fund
Principal Investors Fund - LargeCap Value Fund III
RBC Private U.S. Value Equity Pool
Russell Emerging Markets Fund (SMidCap mutual fund)
Russell Trust Emerging Markets Fund (SMidCap commingled trust)
Russell Investment Company plc -- Russell Emerging Markets Equity Fund (UCITS) Russell Investment Company plc -- Russell Alpha Fund (UCITS)
Russell Investment Company plc -- Russell Investments Japan Fund
State Farm LargeCap Equity Fund
State Farm Variable Product Trust
Timothy Plan Large/Mid-Cap Value Fund
Timothy Plan Small-Cap Value Fund

                                                                       EXHIBIT B

PRE-CLEARANCE TRADING APPROVAL FORM

I, _________________________________________________ (name), am a Covered
Person or authorized officer thereof and seek pre-clearance to engage in the transaction described below, for the benefit of myself or another Covered
Person:

ACQUISITION OR DISPOSITION (circle one)

Name of Account:          ______________________________________________________

Account Number:           ______________________________________________________

Date of Request:          ______________________________________________________

Security (Name & Ticker): ______________________________________________________

Amount or # of Shares:    ______________________________________________________

Broker:                   ______________________________________________________

If the transaction involves a Security that is not publicly traded, a description of proposed transaction, source of investment opportunity and any potential conflicts of interest:

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Code of Ethics and that the opportunity to engage in the transaction did not arise by virtue of my activities on behalf of any Client.

Signature: _________________________        Print Name: ________________________

APPROVED OR DISAPPROVED: (circle one)

Date of Approval: _____________________________

Signature: _________________________        Print Name: ________________________

Compliance Officer Approval: ______________________________

                                                                       EXHIBIT C

BENEFICIAL OWNERSHIP

For purposes of the attached Code of Ethics, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except the determination of direct or indirect beneficial ownership shall apply to all securities that a Covered Person has or acquires. The term "beneficial ownership" of securities would include not only ownership of securities held by a Covered Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and securities held for his account by pledges, securities owned by a partnership in which he is a member if he may exercise a controlling influence over the purchase, sale or voting of such securities, and securities owned by any corporation or similar entity in which he owns securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity's portfolio.

Ordinarily, this term would not include securities held by executors or administrators of estates in which a Covered Person is a legatee or beneficiary unless there is a specified legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

Securities held in the name of another should be considered as "beneficially" owned by a Covered Person where such person enjoys "financial benefits substantially equivalent to ownership." The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining financial benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, or to meet expenses that such person otherwise would meet from other sources, or the ability to exercises a controlling influence over the purchase, sale or voting of such securities.

A Covered Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, or other agreement, he obtains therefrom financial benefits substantially equivalent to those of ownership.

A Covered Person also may be regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.

                                                                       EXHIBIT D

                            INITIAL HOLDINGS REPORT

Report submitted by: ___________________________________________________________
                                     Print Name

This initial holdings report (the "Report") is submitted pursuant to Section V
(D) of the Code of Ethics of the Companies and supplies information with respect to ANY Security in which you may be deemed to have any direct or indirect beneficial ownership interest and any accounts established by you in which any Securities were held for your direct or indirect benefit, as of the date you became subject to the Code of Ethics.

Please select the following statement that accurately reflects your security/account holding status as of ______________________________(date):


[] I have no reportable securities or accounts.

[] The attached account statements or tables (using the format below) supply the information required by Section V (D) of the Code of Ethics for any reportable securities or accounts in which I have a direct or indirect beneficial ownership interest.

                              SECURITIES HOLDINGS

                                                                          NAME OF BROKER/DEALER WHERE
SECURITY      SECURITY      QUANTITY OF      TYPE OF       PRINCIPAL        SECURITIES ARE HELD (E.G.
 NAME         TICKER        SECURITIES       SECURITY      AMOUNT                  SCHWAB)                ACCOUNT NUMBER


I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CODE OF ETHICS AND THAT, TO THE BEST OF MY KNOWLEDGE, THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT.

Signature: ______________________________

Position:  ______________________________

Date:      ______________________________

                                                                       EXHIBIT E

                     ANNUAL CERTIFICATION OF CODE OF ETHICS

A. I (a Covered Person) hereby certify that I have read and understand the firm's Code of Ethics, and recognize that I am subject to its provisions. In addition, I hereby certify that I have disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code of Ethics;

B. Within the last ten years there have been no complaints or disciplinary actions filed against me by any regulated securities or commodities exchange, any self-regulatory securities or commodities organization, any attorney general, or any governmental office or agency regulating insurance securities, commodities or financial transactions in the United States, in any state of the United States, or in any other country;

C. I have not within the last ten years been convicted of or acknowledged commission of any felony or misdemeanor arising out of my conduct as an employee, salesperson, officer, director, insurance agent, broker, dealer, underwriter, investment manager or investment advisor; and

D. I have not been denied permission or otherwise enjoined by order, judgment or decree of any court of competent jurisdiction, regulated securities or commodities exchange, self-regulatory securities or commodities organization or other federal or state regulatory authority from acting as an investment advisor, securities or commodities broker or dealer, commodity pool operator or trading advisor, or as an affiliated person or employee of any investment company, bank, insurance company or commodity broker, dealer, pool operator or trading advisor, or from engaging in or continuing any conduct or practice in connection with any such activity or the purchase or sale of any security.

E. Unless I am exempt from filing an Annual Holdings Report (as a "disinterested" director of a Fund Client or an independent director of an Affiliate), I have attached a completed Annual Holdings Report which is accurate as of a date no more than 30 days ago.


Signature:  ___________________________

Print Name: ___________________________

Date:       ___________________________